Nanophase Technologies Corporation 8-K

Exhibit 10.1

SEPARATION AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release (“Agreement”) is made between Mr. Jaime Escobar and Nanophase Technologies Corporation (“NTC”).

Whereas, since March 26, 2018, Mr. Escobar has served as Chief Financial Officer of NTC pursuant to that certain employment agreement between Mr. Escobar and NTC dated and effective as of March 26, 2018 (Employment Agreement); and

Whereas, Mr. Escobar’s employment with NTC concludes effective on April 5, 2019; and

Whereas Mr. Escobar and NTC wish both to provide for an orderly transition that serves their mutual interests, and to resolve any past, present or future disputes between them.

Now, therefore, in consideration of the release, covenants, representations and obligations stated below Mr. Escobar and NTC agree as follows:

1.       Separation Benefits. The severance provided under Mr. Escobar’s employment contract is subject to his signing a Separation Agreement and Release in a form acceptable to NTC. Subject to Mr. Escobar complying with all his obligations under this Agreement, NTC will provide him with the following benefits (“Separation Benefits”):

A.       Severance pay in the total amount of $75,000 subject to tax, withholding and any other required deductions, paid bi-weekly in the amount of $5,769.23 over thirteen (13) pay periods; subject to the company’s payroll process or as soon as administratively practical.

B.       Notice Pay, in the aggregate gross amount of $5,769.23, subject to tax, withholding and all other required deductions, paid in full on NTC's first regular payday for salaried employees that occurs five days after the end of the Revocation Period.

C.       Payment of all accrued and unused vacation leave, subject to tax, withholding and any other required deductions.

D.       All unvested stock options previously granted to Mr. Escobar will become fully vested and will become immediately exercisable, with such exercise continuing to be governed by all the terms and conditions of the respective grant instruments and the applicable stock option or equity compensation plan under which such options were awarded to Mr. Escobar. All unexercised previously vested stock options that have been granted to Mr. Escobar will continue to be governed by all the terms and conditions of the respective grant instruments and the applicable stock option or equity compensation plan under which such options were awarded to Mr. Escobar.

E.       NTC will not contest any claim for unemployment compensation benefits that Mr. Escobar may file with the Illinois Department of Employment Security in connection with the April 5, 2019 termination.

F.       Mr. Escobar acknowledges that NTC has made no representations to him concerning the tax consequences, if any, of the Separation Benefits to be provided to Mr. Escobar under Paragraph 1 of this agreement.

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2.       General Release. In consideration of the preceding Separation Benefits provided by NTC to Mr. Escobar which Benefits are hereby acknowledged by Mr. Escobar to be sufficient, just and adequate, Mr. Escobar, for himself and his heirs, executors, administrators, legal representatives, agents, attorneys, successors and assigns, irrevocably and unconditionally hereby releases and forever discharges NTC, all its respective officers, directors, shareholders, predecessors, successors, affiliates, employees, insurers, benefit plans, legal representatives, agents, attorney and assigns, of and from any and all administrative, judicial or other claims, actions, charges, suits, debts, dues, accounts, contracts, plans, controversies, agreements, promises, representations, warranties, damages and judgments, in law or equity, which Mr. Escobar had, has or may hereafter have, whether known or unknown, from the beginning of time to and including the effective date of this Agreement, arising out of, relating to, or in any manner connected with any of the following:

A.       All matters relating to Mr. Escobar’s employment with, or termination as an officer and employee of NTC.

B.       All suits, claims, charges or causes of action arising under or in connection with: (i) Title VII of the Civil Rights Act of 1964 as amended (42 U.S.C. §§ 2000e et seq.), the Civil Rights Act of 1991, the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the National Labor Relations Act as amended (29 U.S.C. §§ 151 et seq.), the Employee Retirement Income Security Act of 1974 as amended (29 U.S.C. §§ 1001 et seq.), the Occupational Safety and Health Act of 1970 as amended (29 U.S.C. §§ 651 et seq.), the Fair Labor Standards Act as amended (29 U.S.C. §§ 201 et seq.); (ii) any federal, state or local law, statute, ordinance, regulation, order or any public policy affecting or relating to the claims and rights of employees, or any claims arising out of or in relation to any contract or common law right including without limitation any claim in tort or contract relating to the breach of an oral, written or implied contract, breach of the implied covenant of good faith and fair dealing, misrepresentation, defamation, interference with contract, interference with prospective economic advantage, retaliation, harassment, conspiracy, wrongful termination, intentional or negligent infliction of emotional or psychological injury, mental or emotional distress, mental anguish, negligence, humiliation, embarrassment, pain and suffering, loss of personal or professional reputation, loss of career opportunities, stigmatization or loss of job status or satisfaction; (iii) any employment-related claims for compensatory, consequential or punitive damages, equitable relief, attorneys’ fees or litigation costs, back-pay, front-pay, past or prospective benefits from individual, group or other insurance coverage or any other source, loss of salary, net accumulations, wages, expense reimbursements, vacations, earnings, interest or loss of any other incidents, terms or conditions of employment; and (iv) any claim for attorneys’ fees.

C.       Mr. Escobar and NTC agree that nothing in Paragraphs 2 or 3 of this Agreement is intended to release any claims or rights that Mr. Escobar may have which are not subject to his unilateral waiver under applicable law. Mr. Escobar acknowledges that nothing in this Agreement is intended to: (i) release his rights under this Agreement; (ii) release any claims he may have that are not subject to his unilateral waiver under applicable law; (iii) preclude Mr. Escobar from participating in any investigation or proceeding undertaken by a governmental agency or from providing information to such agency; (iv) prevent Mr. Escobar from accepting money awarded to him by a governmental agency for providing information to such agency; or (v) preclude Mr. Escobar from filing a charge with any governmental agency.

3.       Age Claim Release. Mr. Escobar specifically agrees that:

A.       He is releasing any and all claims for age discrimination under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Sections 621 et seq.), as amended by the Older Workers Benefit Protection Act, and related state law, arising up to the date of his execution of this Separation Agreement and General Release;

B.       The consideration he will receive under Agreement is greater than normally provided by the policies of NTC to a person of his length of service and responsibility;

C.       He has been advised to consult with an attorney of his choice before he signs this Agreement.

D.       He has been given twenty-one calendar days from the date he received this Agreement to decide whether to sign it (by April 26, 2019);

E.        He has seven calendar days from the date he signs this Separation Agreement and General Release to revoke its execution. Mr. Escobar agrees that if he revokes his execution of this Agreement, he will immediately provide NTC with written notice of the revocation, transmitted to NTC by overnight delivery or messenger. In the event of such revocation, all obligations of NTC under this Agreement shall cease immediately.

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4.       No Re-employment. Mr. Escobar waives all claims to employment, re-employment or engagement with NTC. Mr. Escobar affirmatively agrees not to seek employment, re-employment or engagement with NTC. Mr. Escobar releases NTC from any future claims concerning any application for employment or engagement he makes in breach of this Agreement.

5.       No Admissions. Mr. Escobar acknowledges that the Separation Benefits provided by NTC, and its execution of this Agreement are not an admission of wrongdoing of any kind on the part of the entities and persons hereby released, by whom wrongdoing of any kind is expressly denied.

6.       Confidentiality. Mr. Escobar agrees to keep strictly confidential all terms of this Agreement. Mr. Escobar also agrees not to disclose any proprietary business information or trade secret information belonging to NTC. Mr. Escobar confirms the existence and enforceability of that certain Confidential Information & Proprietary Rights Agreement between NTC and him entered into on or about March 26, 2018. Mr. Escobar agrees that if he is ever required by subpoena or order of any court or administrative agency to disclose any information concerning NTC, including its confidential or proprietary information of any kind, he will first notify NTC in writing of such subpoena or order before making any disclosure.

7.       Return of NTC Property. Mr. Escobar shall immediately return to NTC any of its property in his possession or control, including, without limitation, any written or computer-based materials and any copies, excerpts, summaries or compilations thereof.

8.       No Assignment. Mr. Escobar warrants that he has not assigned any claim, cause of action, suit, contract, controversy, promise or damages which he had, has or hereafter may have arising from any matters connected in any way with his employment by NTC or any claims released in this instrument.

9.       Non-Disparagement. Mr. Escobar agrees that he will not directly or indirectly make or cause to be made any statement or other form of communication that could be reasonably interpreted as disparaging the reputation or business interests of NTC or any of its respective officers, directors, shareholders, employees, customers, vendors or their representatives.

10.       Integration and Voluntary Signing. Mr. Escobar acknowledges that all the Separation Benefits provided by NTC, and its execution of this Agreement, are described in this instrument; that no other promise or agreement of any kind has been made to or with him by any person or entity to cause him to sign this Agreement; that, except as specifically stated herein, this instrument constitutes the entire agreement between the parties; and that he has knowingly signed the Agreement of his own free will, intending to be legally bound by it.

11.       Governing Law. This Agreement shall be construed in accord with and governed by the laws of the State of Illinois.

/s/ JAIME ESCOBAR	NANOPHASE

	By:	s/ NANCY BALDWIN

Date: April 5, 2019	Its:	VP, Human Resources

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